Exhibit 10.2

Bank Use Only:	Customer Number
Account Number

COMMERCIAL PROMISSORY NOTE

Lender:	Fifth Third Bank	Borrower:	Computer Software Innovations, Inc.
Amount:	$700,000.00

Type:	Term Loan

Date:	March 6, 2012

FOR VALUE RECEIVED, COMPUTER SOFTWARE INNOVATIONS, INC., a Delaware corporation (“Borrower”), promises to pay to FIFTH THIRD BANK (“Bank”), or order, the principal sum of Seven Hundred Thousand and No/100ths Dollars ($700,000.00), together with interest, fees, premiums, charges and costs and expenses as set forth in this Note. Payments by Borrower under this Note will be made as provided in this Note or in the Credit Agreement. Payments will be made at the office of Bank, or such other place as Bank may designate in writing from time to time.

TERMS

Interest Rates

Except as provided below, prior to maturity of this Note, interest will accrue on the unpaid principal of this Note at an interest rate per annum equal to 2.25% plus the LIBOR Rate (the “Applicable Rate”). The “LIBOR Rate” means the rate (rounded upwards, if necessary, to the next 1/8 of 1% and adjusted for reserves if Bank is required to maintain reserves with respect to relevant advances) fixed by the British Bankers’ Association at 11:00 a.m., London time, relating to quotations for the one month London InterBank Offered Rates on U.S. Dollar deposits as published on Bloomberg LP, or, if no longer provided by Bloomberg LP, such rate as shall be determined in good faith by the Bank from such sources as it shall determine to be comparable to Bloomberg LP (or any successor) as determined by Bank at approximately 10:00 a.m. Cincinnati, Ohio time on the relevant date of determination. The LIBOR Rate shall initially be determined as of the date of the initial advance of funds to Borrower under this Note and shall adjust effective on the first day of each calendar month thereafter.

In the event that Bank shall have determined, which determination shall be final, conclusive and binding, that by reason of circumstances occurring after the date of this Note affecting the London interbank market, (i) adequate and fair means do not exist for ascertaining the LIBOR Rate on the basis provided for in this Note, or (ii) any applicable law, treaty, government rule, regulation, guideline or order, or compliance therewith by Bank, prohibits or restricts or makes impossible the charging of interest based on the LIBOR Rate, or (iii) the charging of interest based on the LIBOR Rate has become impracticable, or would cause Bank material hardship, and Bank so notifies Borrower (by telephone confirmed in writing or by telecopy) of such determination, then until Bank notifies Borrower that the circumstances giving rise to such notice no longer exist, interest shall accrue and be payable on the unpaid principal balance of this Note from the date Bank so notifies Borrower until the Maturity Date (as hereinafter defined) at a fluctuating rate of interest per annum equal to the Prime Rate plus or minus such margin as would be required in order that such interest rate would be equal to the interest rate then in effect under this Note on the date of such determination, such margin to remain fixed thereafter so long as the interest rate hereunder is based on the Prime Rate. The term “Prime Rate” means the rate of interest per annum announced by Bank from time to time and adopted as its Prime Rate. The Prime Rate is one of several rate indexes employed by Bank when extending credit, and not necessarily the lowest rate. Any change in the interest rate resulting from a change in Bank’s Prime Rate shall become effective as of the opening of business on the effective date of the change.

Any time during which a Rate Management Agreement is then in effect with respect to this Note, the provisions contained in Section the first paragraph of this Section which round up the interest rate to the nearest 1/8th shall be disregarded and no longer of any force and effect, notwithstanding anything to the contrary contained in this Note. These “round up” provisions appear as a parenthetical as follows: (rounded upwards, if necessary to the next 1/8th of 1%).

This is a variable rate note. The rates at which interest accrues under this Note may change from time to time. Any changes in the interest accrual rates will equal changes in the variable rate index to which such interest rates are tied. Bank will not have any obligation to notify Borrower of adjustments in any interest rates under this Note or any of the other Credit Documents. Adjustments to any rate of interest will be effective as of the first day of following month.

All interest payable under this Note will be calculated monthly and will accrue daily on the basis of the actual number of calendar days elapsed and a year of three hundred sixty (360) calendar days. All accrual rates of interest under this Note will be contract rates of interest, whether a pre-default rate or a default rate, and references to contract rates in any Credit Documents executed and delivered by Borrower or others to Bank in connection with this Note will be to such contract rates.

Payment Terms

Prior to the Maturity Date or acceleration of the Obligations evidenced hereby by the Bank, principal and interest will be paid as follows: equal consecutive monthly payments of principal and interest based upon a twenty (20) month amortization in the amount of Forty Thousand and No/100ths Dollars ($40,000.00) each (the “Payment Amount”), commencing on April 1, 2012, and continuing on the same day of each calendar month thereafter until October 6, 2013 (the “Maturity Date”), when one final payment of the entire balance of principal, interest, fees, premiums, charges and costs and expenses then outstanding on this Note will be due and payable in full.

The level payment amount is calculated on the assumption that each periodic payment will be made on the date when due, and if there is any variation in the actual payment dates, there may be an additional amount due on the Maturity Date. Any amortization schedule provided to the Borrower is only an estimate, and is superseded by the terms of this Note regarding the accrual and payment of interest. Whenever increases occur in the Applicable Rate, the Bank may, at its option, do one or more of the following: (a) increase the Payment Amount to ensure that this Note will be paid off by the Maturity Date; (b) increase the Payment Amount to cover accruing interest; (c) increase the number of installments to be made by the Borrower; and/or (d) continue the Borrower’s installments at the same Payment Amount and increase the Borrower’s payment to be made on the Maturity Date.

Whenever any payment is stated to be due on a day which is not a Business Day, such payment will be made on the next following Business Day and such extension of time will be included in computing interest or fees, if any, in connection with such payment. Unless an Event of Default shall have occurred and be continuing, all payments shall be applied (i) first to the payment of late fees and delinquent interest on the outstanding principal balance; (ii) next to the payment of interest then due and payable on the outstanding principal balance; and (iii) the remainder to the reduction of outstanding principal; or in such other order as Bank may determine in its sole discretion. The principal and interest shall be payable in lawful money of the United States which shall be legal tender for public and private debts at the time of payment.

Borrower may prepay all or part of this Note, at any time without advance notice to Bank or penalty or premiums, which prepaid amounts shall be applied to the amounts due in reverse order of their due dates.

Supporting Documents

Borrower and Bank entered into that certain Credit Agreement on March 6, 2012 (as amended or modified from time to time, the “Credit Agreement”). The terms of the Credit Agreement are incorporated into this Note. Proceeds of this Note will be advanced in accordance with the Credit Agreement.

This Note is secured by the Collateral pursuant to the Security Documents, and all terms, covenants and conditions thereof are hereby incorporated herein by this reference as if set forth herein at length, and any holder of this Note is entitled to the benefits of and remedies provided in the Credit Agreement, the Security Documents and the other Credit Documents.

Late Charges and Expenses

If any payment is not paid when due (whether by acceleration or otherwise) or within ten (10) days thereafter, Borrower agrees to pay to Bank a late payment fee of 5% of the payment amount, with a minimum fee of $20.00. After an Event of Default, Borrower agrees to pay to Bank a fixed charge of $25.00, or Borrower agrees that Bank may, without notice, increase the Interest Rate by three percentage points (3%) (the “Default Rate”), whichever is greater. Bank may impose its customary non-sufficient funds fee for any check that is presented for payment that is returned for any reason. In addition, Bank may charge loan documentation fees as may be reasonably determined by the Bank.

Default and Acceleration

For purposes hereof, an “Event of Default” shall mean an Event of Default as defined in the Credit Agreement and/or the other Credit Documents.

Upon the occurrence of an Event of Default under this Note, (1) the entire unpaid principal balance of this Note and all interest, fees, premiums, charges, costs and expenses owing and to be owing under this Note, and all other amounts due hereunder and under the other Credit Documents shall become or may, at the option of Bank, become immediately due and payable, without notice or demand, and (2) the Bank may, both before and after acceleration, exercise any of and all of its other rights and remedies under this Note and the other Credit Documents, as well as any additional rights and remedies it may have at law or in equity. Upon the occurrence of an Event of Default, Borrower will also pay to Bank, in addition to the amount due, all costs of collecting, securing or attempting to collect or secure this Note, or foreclosing on or acquiring possession of the Collateral (as defined in the Credit Agreement), including without limitation, court costs and reasonable attorneys’ fees based on actual time incurred at the attorneys’ customary hourly rates, whether incurred without the commencement of a suit, in any trial, arbitration, or administrative proceeding, or in any appellate or bankruptcy proceeding.

The failure by Bank to exercise any of its options will not constitute a waiver of the right to exercise same in the event of any subsequent default.

Break Funding Indemnification. The Borrower agrees to indemnify the Bank against any liabilities, losses or expenses (including, without limitation, loss of margin, any loss or expense sustained or incurred in liquidating or employing deposits from third parties, and any loss or expense incurred in connection with funds acquired to effect, fund or maintain any advance (or any part thereof) bearing interest under the LIBOR Rate which the Bank sustains or incurs as a consequence of either (a) the Borrower’s failure to make a payment on the due date thereof, (b) the Borrower’s revocation (expressly, by later inconsistent notices or otherwise) in whole or in part of any notice given to the Bank to request, convert, renew or prepay any advance bearing interest under the LIBOR Rate or (c) the Borrower’s payment or prepayment (whether voluntary, after acceleration of the maturity of this Note or otherwise) or conversion of any advance bearing interest under the LIBOR Rate on a day other than the last day of the applicable interest period. A notice as to any amounts payable pursuant to this paragraph given to the Borrower by the Bank shall, in the absence of bad faith or manifest error, be conclusive and shall be payable upon demand. The Borrower’s indemnification obligations hereunder shall survive the payment in full of the advances and all other amounts payable hereunder and termination of the Credit Agreement.

General Terms

Bank shall not by an act, delay, omission or otherwise be deemed to have waived any of its rights or remedies, and no waiver of any kind shall be valid unless in writing and signed by Bank.

All rights and remedies of Bank under the terms of this Note and applicable statutes or rules of law shall be cumulative, and may be exercised successively or concurrently.

Borrower agrees that as of the date hereof there are no defenses, equities or setoffs with respect to the obligations set forth herein.

Each of the Borrower and all sureties, endorsers, guarantors and any other party now or hereafter liable for the payment of this Note in whole or in part, hereby waives presentment, demand, protest, notice of protest, notice of dishonor and nonpayment, notice of intent to accelerate and all other notices (except any notices which are specifically required by this Note or any other Credit Document), filing of suit and diligence in collecting this Note or enforcing any of the security herefor.

Time is of the essence for the performance of all of Borrower’s covenants and agreements set forth in this Note, including its payment obligations under this Note.

Payment of this Note in whole or in part, or any other partial or full satisfaction or discharge of Borrower’s obligations under this Note, will not release or otherwise terminate any of the security interests or liens created by any of the Security Documents, or entitle any person to a release or termination thereof; the terms of each Security Document will be determinative of when and the conditions under which any of the security interests or liens created by such Security Document will be released or otherwise terminated.

This Note will be governed by the substantive laws of the State of South Carolina, excluding, however, the conflict of law and choice of law provisions thereof. Borrower submits to the jurisdiction of either the state courts of the jurisdiction whose laws govern this Note, or a United States District Court for any federal district in such jurisdiction, over any action or proceeding arising from or related to this Note; and, Borrower irrevocably waives the defense of improper venue or an inconvenient forum.

Each provision of this Note will be interpreted in a manner so as to be valid under applicable law, but if any provision of this Note is held invalid under such law by a court or other tribunal of competent jurisdiction, the provision will be ineffective to the extent of such invalidity without invalidating the remainder of such provision or the remaining provisions of this Note, or the application thereof will be in a manner and to an extent permissible under applicable law.

If the rate at which interest accrues under this Note exceeds at any time the maximum contract rate which may be charged to or collected from Borrower on the Term Loan under applicable law, or if any fees, premiums, charges or costs and expenses assessed against or collected from Borrower exceed those permitted by law, then ipso facto the same will be reduced to the limits prescribed by law; and, if Bank receives any interest, fees, premiums, charges or costs and expenses in excess of any limits prescribed by law, such excess will be applied to the reduction of the principal balance owing under this Note in the inverse order of its maturity, even if not then due, or at the option of Bank, paid to Borrower.

Borrower, to the extent permitted by law, waives any right to a trial by jury in any action or proceeding arising from or related to this Note.

This Note will apply to and bind Borrower’s successors and assigns. At any time or times and without notice to Borrower or any other person, Bank may sell one or more participations in the Credit Facility and may assign this Note in whole or in part; and, this Note will apply to, be binding upon and inure to the benefit of each one of and all of Bank’s participants, successors and assigns, including any person that may administer or service this Note for any holder of this Note or any participants in the Credit Facility. Bank may disclose financial and other information concerning Borrower and any other person obligated on the Credit Facility to any participant or prospective participant, and to any assignee or prospective assignee, to the extent permitted by applicable law.

This Note and the other Credit Documents contain the entire and final agreement between Borrower and Bank relative to the Loans. Bank will be under no obligation to extend, renew or refinance the Credit Facility, or amend, modify or change any provision of this Note. This Note and any of the rights and remedies of any of the parties to this Note may not be changed or waived orally, but only by an agreement in writing signed by the party against whom enforcement of any change or waiver is sought.

Definitions

In this Note: (1) “Borrower” refers to all signatories of this Note collectively and severally, as the context of this Note requires, and all signatories of this Note will be and the same are jointly and severally liable hereunder; (2) “Term Loan” is defined in the Credit Agreement; (3) “maturity of this Note” refers to the date on which payment of the entire balance of principal then outstanding on this Note becomes due and payable in full, whether on the Maturity Date, by acceleration or otherwise; (4) “Note” refers to this Commercial Promissory Note as amended or modified from time to time; (5) “Security Documents” is defined in the Credit Agreement; and (6) any terms defined in the Credit Agreement that are not defined in this Note will have the meanings given thereto in the Credit Agreement, and the rules of construction or rules related to use of terms in the Credit Agreement will apply to this Note.

[Signatures Begin on Following Page]

EXECUTED under SEAL by the undersigned as of the day and year first above stated.

BORROWER:

COMPUTER SOFTWARE INNOVATIONS, INC.	Witness:

By: /s/ Nancy K. Hedrick
Print Name: Nancy K. Hedrick	/s/ Erika Newsom
Title: Chief Executive Officer	Print Name: Erika Newsom

STATE OF SOUTH CAROLINA

COUNTY OF GREENVILLE

I, Erika Newsom, a Notary Public for the County and State aforesaid do hereby certify that Nancy K. Hedrick, the Chief Executive Officer of COMPUTER SOFTWARE INNOVATIONS, INC., a Delaware corporation, personally appeared before me this day and acknowledged the due execution of the foregoing instrument.

Witness my hand and official seal this 23rd day of February, 2012.

/s/ Erika Newsom
Notary Public

My Commission Expires: April 16, 2020